                                  BANK HAPOALIM
                             Head Office Management
               Electronics, Chemicals, Metals and Textiles Sector
                 "Beit Zion" 41-45 Rothschild Boulevard Tel Aviv


                                                               24th January 2000

                                                                   427/95/24-200


Arwoll Holdings Ltd.


      re:  Pledge of 4,302,885 Shares in Macpell Industries Ltd. in Our Favour
           -------------------------------------------------------------------

Whereas you have created and/or will create in our favour a charge over the aforesaid shares as security for your debts and obligations to us (hereinafter:
"Arwoll's Debts") and/or as security for the debts and/or obligations of Riza Holdings Ltd, to us (hereinafter: "Riza's Debts");

Accordingly and pursuant to your request, we hereby confirm to you that you will not be guarantors for an amount in excess of 35% of Riza's Debts and that we will be entitled to apply the proceeds deriving from a realisation of the charge to the payment of Riza's Debts, but not more than 35% thereof.

For the avoidance of doubt, the foregoing does not oblige us in any way to apply the proceeds of the aforesaid realisation to payment of Riza's Debts, and, subject to the foregoing, we will be entitled to make use thereof for payment of Arwoll's Debts and/or Riza's Debts, in our discretion.

We further hereby confirm to you that so long as Riza's Debts are repaid to us regularly and provided Arwoll's Debts have been repaid in full, any dividend which may be paid in respect of the above-mentioned shares may be paid to you directly.

Apart from the matters set forth above, our rights pursuant to the aforesaid charge will not be affected.

                                    Yours faithfully,



                                    Bank Hapoalim B.M.
                                    Head Office Management
                                        (-)         (-)
                                    A. Lanir    D. Alhanatti